EXHIBIT 15



                    Texas Utilities Electric Company:

                    We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed financial information of Texas Utilities Electric Company for the periods ended March 31, 1997 and 1996, June 30, 1997 and 1996, and
                    September 30, 1997 and 1996, as indicated in our reports dated May 7, 1997, August 13, 1997 and November 12, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

                    We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, are being used in this Registration Statement.

                    We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


                    /s/ Deloitte & Touche LLP

                    December 22, 1997